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                                                                   EXHIBIT  23.1





                          COOPERS & LYBRAND, L.L.P.





                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of Sonoco Products Company on Form S-8 of our report dated February 1, 1995, which includes an explanatory paragraph indicating that the Company changed its method of accounting for postretirement benefits other than pensions and income taxes in 1992, on our audits of the consolidated financial statements and financial statement schedules of Sonoco Products Company as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994.



                                   By:   /s/ Coopers & Lybrand, L.L.P.
                                      --------------------------------
                                             Coopers & Lybrand, L.L.P.



Charlotte, North Carolina
June 5, 1995